Exhibit 4.48

CLIFFORD CHANCE PTE LTD
GIGAMEDIA ASIA PACIFIC LIMITED
AS PREFERENCE SHAREHOLDER
IN FAVOUR OF
BLIZZARD ENTERTAINMENT INTERNATIONAL
AS BENEFICIARY
DEED OF UNDERTAKING

CLIFFORD CHANCE PTE LTD

THIS DEED OF UNDERTAKING (this “Deed”) is dated as of ____, 2010 by:
Gigamedia Asia Pacific Limited, a limited liability company incorporated under the laws of the British Virgin Islands (IBC number 1068168), whose registered office is at Overseas Management company Trust (B.V.I.) Ltd., OMC Chambers, P.O. box 3152, Road Town, Tortola, British Virgin Islands (the “Preference Shareholder”)
in favour of
Blizzard Entertainment International, a division of Coöperatie Activision Blizzard International U.A., a co-operative association, with its corporate seat in Amsterdam and office address at Beechavenue 131 D, 1119 RB Schiphol-Rijk, The Netherlands, registered with the Trade Register under number 34324431 (“Blizzard”).
WHEREAS:
(A)	The Preference Shareholder is a shareholder of the Company, which in turn owns 100% of the shares in Monsoon.
(B)
Blizzard has agreed to license certain game products to Monsoon in accordance with the terms of the Legacy Distribution Agreement and the SCII Licence and Distribution Agreement and related transaction documents.

(C)
In connection with the grant of the licences by Blizzard to Monsoon, the Company will grant warrants to Blizzard to subscribe for shares in the Company in accordance with the terms of the Warrant Instrument.

(D)	The Preference Shareholder has agreed to give certain undertakings in favour of Blizzard as set out in this Deed.
1.	DEFINITIONS
1.1	In this Deed:
“Affiliate” means, in relation to a first person, a second person who Controls, is Controlled by or under common Control with, the first person;
“Applicable Laws” means, as to any person, any law, statute, rule, regulation, notice, order, policy, or determination of an arbitrator or a court or other government authority or stock exchange, in each case applicable or binding upon such person or any of its properties or to which such person or any of its properties is subject or pertaining to any or all of the transactions contemplated or referred to herein;
“Articles of Association” means the articles of association of the Company, as in force from time to time;
“Business Day” means a day (other than a Saturday or Sunday or public holiday) when banks are open for general business in the United States of America or Singapore;
“Class B Issue Price” means US$20.00 for each Class B Share;

“Class B Shares” means redeemable, convertible, preference shares in the capital of the Company, each bearing the terms and conditions set out in the Shareholders’ Agreement and the Articles of Association;
“Company” means Infocomm Asia Holdings Pte. Ltd., a private limited liability company incorporated under the laws of Singapore (registered number 200414722H), whose registered office is at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120;
“Control” means:
(a)
the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such of the members of the board or other governing body of a person as are able to cast a majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; and/or

(b)
the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or by means of holding such interests in one or more other persons) which confer in aggregate on the holders thereof more than fifty per cent (50%) of the total voting rights exercisable at general meetings of that person, and to “Control” or to be “Controlled” shall be construed accordingly;
“Legacy Distribution Agreement” means the Distributor Agreement entered into by and among Blizzard Entertainment International, Monsoon and the Company on January 12, 2010, under which Blizzard Entertainment International licenses Monsoon to market and distribute certain game products titled, inter alia, “World of Warcraft”, “Warcraft 3”, “Diablo 2” and “Starcraft”, as supplemented, varied, amended or replaced from time to time;
“Licence Agreements” means both the Legacy Distribution Agreement and the SCII Licence and Distribution Agreement, and “Licence Agreement” means any one of them as the context requires;
“Licence Term” means the date on which both of the Licence Agreements have been terminated or have expired, provided that if Blizzard or any of its Affiliates enters into any other licence agreements with Monsoon or the Company or any of their Affiliates, then the Licence Term shall be deemed to be extended to the extent of any such extension or new licence agreement term;
“Preference Dividends” means the non-cumulative dividend in respect of the Class B Shares of such amount, on such date and on such terms as determined in accordance with the Articles of Association;

“Redemption Amount” means, in relation to any Class B Shares, 100 per cent. of the Class B Issue Price of that share plus interest accrued at the rate of 10 per cent. per annum compounded annually, less any declared and paid dividends thereon;
“SCII Licence and Distribution Agreement” means the License and Distribution Agreement to be entered into by and among Blizzard Entertainment International, Monsoon and the Company, under which Monsoon agrees to market and distribute the videogame software entitled “Starcraft II”;
“Shareholders’ Agreement” means the shareholders’ agreement dated 2 February 2007 by, among others, the Company, Management Capital International Ltd, Infocomm Investments Pte Ltd, the Preference Shareholder and such other shareholder of the Company from time to time who has executed a deed of adherence to the terms of the shareholders’ agreement, and as supplemented, varied, amended or replaced from time to time; and
“Warrant Instrument” means the warrant instrument in respect of the Company dated on or around the date of this Deed.
1.2	The headings in this Deed do not affect its interpretation.
1.3	In this Deed, a reference to:
1.3.1	a clause, paragraph or schedule, unless specifically provided otherwise, is a reference to a clause or paragraph of, or schedule to, this Deed;
1.3.2	a “person” includes a reference to a corporation, body corporate, association or partnership, individual, and to that person’s legal personal representatives, successors and assigns;
1.3.3
any statutory provision or statute includes all modifications thereto and all re-enactments (with or without modification) thereof and all subordinate legislation made thereunder, in each case for the time being in force, except where the context requires otherwise;

1.3.4	the singular includes the plural and vice versa (unless the context requires otherwise);
1.3.5	words incorporating one gender shall include each gender; and
1.3.6	a reference to a written agreement includes a reference to such agreement as may be amended or supplemented from time to time in accordance with its terms.

2.	PREFERENCE SHAREHOLDER’S UNDERTAKING
The Preference Shareholder undertakes in favour of Blizzard, during the Licence Term, as follows:
2.1
not to exercise any right to require the Company to redeem in cash the Class B Shares, whether pursuant to a right of the Preference Shareholder under the Shareholders’ Agreement or under the Articles of Association;

2.2	to use its voting power to amend the terms of the Shareholders’ Agreement and the Articles of Association in a manner consistent with the undertaking set out in Clause 2.1 above;
2.3
after the amendments referred to in Clause 2.2 above have been made, not to use its voting power to further amend the terms of the Shareholders’ Agreement and the Articles of Association in a manner inconsistent with the undertaking set out in Clause 2.1 above;

2.4
that it acknowledges that, upon a conversion of the Class B Shares into Ordinary Shares, it has no entitlement to and will not claim against the Company any Preference Dividends, the Redemption Amount or any accrued interest in connection with the same; and

2.5
that it shall procure that any transferee of the Class B shares held by it on the date hereof shall give an undertaking in favour of Blizzard substantially in the form hereof as a condition of any transfer of such Class B Shares.

3.	REPRESENTATIONS AND WARRANTIES
The Preference Shareholder represents and warrants to Blizzard that:
3.1.1
it is a company duly incorporated and validly existing under the laws of the British Virgin Islands and has and will have the necessary power to enable it to enter into and perform its obligations under this Deed;

3.1.2	this Deed constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;
3.1.3	all necessary authorisations to enable it to enter into this Deed have been obtained and are and will remain in full force and effect; and
3.1.4	the execution, delivery and performance of this Deed will not conflict with (a) any agreement binding on it or any of its assets; (b) its constitutive documents; or (c) any applicable law.
4.	BENEFIT FOR BLIZZARD AND REASONABLENESS
The Preference Shareholder acknowledges and confirms that during the term of this Deed:
4.1	each of the undertakings contained in this Deed is being granted in favour of Blizzard and for the benefit of Blizzard; and
4.2	the provisions of this Deed are reasonable and necessary to protect the interests of Blizzard.

5.	SPECIFIC PERFORMANCE
If the Preference Shareholder fails to comply with its undertakings in this Deed, Blizzard may take proceedings to enforce specific performance of this Deed. Nothing in this Deed shall preclude Blizzard from taking other steps or remedies to enforce its rights under this Deed or otherwise, including claiming damages or other equitable remedies.
6.	NOTICES
6.1	Any notice or demand to be made by one person to another in respect of this Deed (a “Notice”) shall be given:
6.1.1	in writing; and
6.1.2
shall be delivered personally or sent by courier by an internationally recognised courier company (e.g. FedEx, DHL) or by fax, to the party due to receive the Notice at its address set out in Clause 6.3 or to such other address, person, or fax number as the party may specify by not less than seven (7) days’ written notice to the other parties before the Notice was dispatched.

6.2	In the absence of evidence of earlier receipt, a Notice shall be deemed to have been duly given if:
6.2.1	delivered personally, when left at the address referred to in Clause 6.1.2;
6.2.2	sent by courier, two (2) Business Days after posting it;
6.2.3	sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine, provided that any Notice to be served on Blizzard shall be effective only when actually received by Blizzard, as the case may be, marked for the attention of the department or officer specified by the Company or Monsoon, as the case may be, for such purpose.
6.3	The address referred to in Clause 6.1.2 is:
6.3.1	in the case of the Preference Shareholder:
Gigamedia Asia Pacific Limited
The Centrium, 22/F, 60 Wyndham Street, Central, Hong Kong
Fax No: +852 3166 9831
For the attention of: Chief Executive Officer
6.3.2	in the case of Blizzard:
Blizzard Entertainment International, a division of Coöperatie Activision
Blizzard International U.A.
Beechavenue 131 D
1119 RB Schiphol-Rijk
The Netherlands
Fax: +31 20 715 7701
Attention: Chief Executive Officer

7.	COSTS AND EXPENSES
All of the costs and expenses of Blizzard (including legal fees, stamp duties and any value added tax) incurred in connection with the enforcement of this Deed or otherwise in relation to it shall be reimbursed by the Preference Shareholder on demand on a full indemnity basis together with interest from the date seven (7) days after the date of demand until the date of payment at the rate per annum equal to the lesser of (i) five one hundredths of one per cent (0.05%) per day, not compounded, or (ii) the maximum amount permitted by Applicable Laws. Such interest shall accrue from day to day and be payable upon demand.
8.	ASSIGNMENTS AND SUCCESSORS
8.1	This Deed shall be binding upon and inure for the benefit of each party hereto and its personal representatives, successors in title and permitted assigns.
8.2	Blizzard may assign its rights and benefits under this Deed. No other party may, without the prior written consent of Blizzard, transfer or assign any of its rights and/or obligations hereunder.
9.	PARTIAL INVALIDITY
If at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.
10.	GOVERNING LAW AND DISPUTE RESOLUTION
10.1 This Deed is governed by, and shall be construed in accordance with, the laws of Singapore.
10.2
The courts of Singapore have exclusive jurisdiction to settle any dispute, controversy or claim arising out of or in connection with this Deed (including a dispute relating to the existence, validity, interpretation, breach or termination of this Deed or the consequences of its nullity) (a “Dispute”).

10.3	The parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.
10.4
Clauses 10.2 and 10.3 are for the benefit of Blizzard only. As a result and notwithstanding Clause 10.2 above, it does not prevent Blizzard from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, Blizzard may take concurrent proceedings in any number of jurisdictions.

10.5
The Preference Shareholder agrees that the documents which start any proceedings relating to a Dispute (the “Proceedings”) and any other documents required to be served in relation to those Proceedings may be served on it at Tricor Singapore Pte. Ltd. at 8 Cross Street, #11-00 PWC Building, Singapore 048424 (Tel: +65 6236 3503; Fax: +65 6236 4399 ) for the attention of Ms. Lotus Isabella Lim Mei Hua in accordance with Clause 6 (the “Process Agent”). These documents may, however, be served in any other manner allowed by law. This Clause applies to all Proceedings wherever started. If for any reason the Process Agent ceases to be able to act as such, the Preference Shareholder shall immediately inform Blizzard of this, and undertakes to appoint a substitute Process Agent, and to deliver to Blizzard a copy of the substitute Process Agent’s acceptance of that appointment, within thirty (30) days of the original Process Agent ceasing to act as such.

11.	RIGHTS OF THIRD PARTIES
A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act (Cap 53B) to enforce any term of this Deed.
12.	ENTIRE AGREEMENT
This Deed is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Deed supersedes all prior agreements and understandings between the parties with respect to such subject matter.
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IN WITNESS WHEREOF this Deed has been executed as a deed by the Preference Shareholder and Blizzard and is intended to be and is hereby delivered by it as a deed on the date specified above.

The Preference Shareholder

under its common seal
The COMMON SEAL of	)
GIGAMEDIA ASIA PACIFIC LIMITED	)
was hereunto affixed in the presence of:	)

Director/Authorised Signatory

Director/Secretary/Authorised Signatory
[SIGNATURE PAGE TO SHAREHOLDER DEED OF UNDERTAKING]

SIGNED, SEALED and DELIVERED	)
as a DEED by:	)
for and on behalf of:	)	L.S.
BLIZZARD ENTERTAINMENT INTERNATIONAL	)
a division of Coöperatie Activision	)
Blizzard International U.A.	)
in the presence of:	Name:
Title:
Witness:
Name of witness:
Address of witness:
Occupation of witness:
[SIGNATURE PAGE TO SHAREHOLDER DEED OF UNDERTAKING]